Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Nuo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share (1)	Rule 457(a)(4)	4,032,291	$1.50 (2)	$6,048,436.50	$153.10 per $1,000,000	$926.02
Total Offering Amounts					$6,048,436.50		$926.02
Total Fee Offsets							—
Net Fee Due							$926.02

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0)01 par value per share (the “Common Stock”), that may be issued pursuant to the Registrant’s 2016 Omnibus Incentive Compensation Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on OTCQB, on April 4, 2025.